G. Brad Beckstead
Certified Public Accountant
                                     330 E. Warm Springs Rd.
                                         Las Vegas, NV 89119
                                                702.528.1984
                                           425.928.2877 efax




March 14, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I was previously principal accountant for Joshua Tree Construction, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 1999. Effective March 8, 2001, my appointment as principal accountant was terminated. I have read the Company's statements included under Item 4 of its Form 8-K dated March 14, 2001, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that Leland L. Williams, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/  G. Brad Beckstead

G. Brad Beckstead, CPA